EXHIBIT 99.1

ZAP Jonway Appoints Co-CEO to Lead U.S. Division

• ZAP News

SANTA ROSA, Calif., Aug. 7, 2012 (GLOBE NEWSWIRE) -- Automotive pioneer ZAP Jonway (ZAAP) has appointed veteran technology executive Charles "Chuck" Schillings as Co-Chief Executive Officer (Co-CEO) to lead U.S. and International operations.

Mr. Schillings was recently appointed as Chief Operating Officer (COO) of ZAP Jonway in July 2012 and is now appointed to the role of Co-CEO alongside Alex Wang, Co-CEO for ZAP Jonway's China division.

Mr. Schillings has previous experience in the semiconductor and telecommunications industries as former CEO of Strasbaugh, a high tech equipment manufacturer. He has a strong financial and operational background, as well as extensive sales and marketing experience selling to large Asian technology companies. At ZAP Jonway he will oversee U.S. operations while supporting international partnerships as well as sales and marketing. He will develop additional partnerships in the Americas, focusing on expanding sales channels for both the EV product line of SUVs and minivans with Jonway Auto's traditional vehicles.

Mr. Schillings currently serves on the Board of Directors for Strasbaugh, where he was President & CEO from 2005 to 2010. He also held executive management positions at Strasbaugh subsidiary R. H. Strasbaugh between 1994 and 2001, including Marketing, Sales, President and CEO. He led the business development and sales in Japan and other parts of Asia, working with companies like Fujitsu, Hyundai, Samsung, NEC and others, increasing revenues from a start-up to more than US$40 million annual sales.

Schillings' prior experience includes mortgage securities, running a non-profit organization as well as due diligence analysis at a securities broker-dealer. He holds an M.S.B.A. in International Business from San Francisco State University and a B.S. in Business Finance with an Economics Minor from San Diego State University.

About ZAP Jonway

ZAP Jonway is a pioneer in advanced technology vehicles, combining the attributes of ZAP and Jonway Automobile to design and manufacture quality, affordable gasoline and new energy electric vehicles (EVs). ZAP Jonway is headquartered in Santa Rosa, California and its production facility is located in Zhejiang Province of the People's Republic of China. Additional information about ZAP Jonway is available at http://www.zapworld.com.

The ZAP Jonway logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=10607

Contact:

Alex Campbell
707-525-8658
acampbell@zapworld.com